Exhibit 24

POWER OF ATTORNEY

The undersigned hereby appoints Anne G. Waleski , D. Michael Jones and Linda S. Rotz (each with full power to act alone), as his or her true and lawful attorneys-in-fact, and grants unto such attorneys the authority in his or her name and on his or her behalf to execute and file (individually and in the capacity stated below) any documents relating to the filing of a Registration Statement on Form S-8 and the registration by Markel Corporation (the “Company”) and the Markel Corporation Retirement Savings Plan (the “Plan”) of common shares and/or plan interests in connection with the Plan, and any and all amendments or supplements thereto, with all exhibits and documents required to be filed in connection therewith. The undersigned further grants unto such attorneys, and each of them, full power and authority to perform each and every act necessary in order to accomplish the foregoing registration as fully as he himself might do.

IN WITNESS WHEREOF, the undersigned has signed this power of attorney as of November 17, 2011.

/s/ Alan I. Kirshner Alan I. Kirshner, Director, Chairman and Chief Executive Officer	/s/ Stewart M. Kasen Stewart M. Kasen, Director

/s/ Anthony F. Markel Anthony F. Markel, Director	/s/ Lemuel E. Lewis Lemuel E. Lewis, Director

/s/ Steven A. Markel Steven A. Markel, Director	/s/ Darrell D. Martin Darrell D. Martin, Director

/s/ J. Alfred Broaddus, Jr. J. Alfred Broaddus, Jr., Director	/s/ Jay M. Weinberg Jay M. Weinberg, Director

/s/ Douglas C. Eby	/s/ Debora J. Wilson
Douglas C. Eby, Director	Debora J. Wilson, Director